Exhibit 4.5

PIPER JAFFRAY COMPANIES

2016 EMPLOYMENT INDUCEMENT AWARD PLAN

RESTRICTED STOCK AGREEMENT

(Employment Inducement Award Grant)

Name of Employee:                                [              ]

No. of Shares Covered: Subject to the terms and conditions hereof, the number of Shares covered by and to be issued pursuant to this Agreement will equal $[       ] divided by the closing price of one Share on the Date of Issuance; provided, that if the foregoing calculation results in a fractional Share, the number of Shares covered by this Agreement will be rounded up to the nearest whole Share.

Date of Issuance: The 15th calendar day of the month following the Company’s first public release of quarterly earnings after the closing of the transactions contemplated by that certain Securities Purchase Agreement, dated November 16, 2015, the Company and certain of its related entities, and Simmons & Company International and certain of its related entities (the “Simmons Securities Purchase Agreement”) (such date, the “Date of Issuance”); provided, however, that if such 15th calendar day falls on a weekend or holiday, the Date of Issuance shall be the first business day thereafter.

Vesting Schedule pursuant to Section 2:

Vesting Date(s)	No. of Shares Which Become Vested as of Such Date
Third anniversary from the Date of Issuance	100%

This is a Restricted Stock Agreement (“Agreement”), dated                      , 2016, between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named employee of the Company or an Affiliate of the Company (the “Employee”).

Recitals

WHEREAS, the Company maintains the Piper Jaffray Companies 2016 Employment Inducement Award Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board of Directors of the Company has given the Compensation Committee (the “Committee”) the authority to determine the awards to be granted under the Plan;

WHEREAS, Employee is party to [insert description of Employment Agreement/Offer Letter/Services Agreement or, if not party to an employment agreement, Employee’s Deal RSA] (the Employee’s “Employment Agreement”); and

WHEREAS, the Committee or its delegee has determined that the Employee is eligible to receive an award under the Plan in the form of restricted stock and has set the terms thereof pursuant to and in accordance with Section 6.9(g) of the Simmons Securities Purchase Agreement and any corresponding provisions of the Employment Agreement (with such award being part of the “Employment-Related Retention” referred to in the Simmons Securities Purchase Agreement);

NOW, THEREFORE, the Company and Recipient hereby agree as follows:

Terms and Conditions*

1.                                      Grant of Restricted Stock.

(a)                                 Subject to the terms and conditions of this Agreement and the Plan, on the Date of Issuance the Company will grant to the Employee (provided that the Employee is still employed with the Company on the Date of Issuance) the number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) determined as provided for at the beginning of this Agreement.  These Shares are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b)                                 The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares).  All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share.  Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not (until such Restricted Shares have vested in the Employee in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process.  Each Restricted Share will remain restricted and subject to cancellation and return to the Plan unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement and the Plan.  Each book entry (or stock certificate if requested by the Employee) evidencing any Restricted Share may contain such notations or legends and stock transfer

*                 Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan.  [For U.S. Employees: In addition, “Cause” and “Good Reason” have the meanings given to them in the Employee’s Employment Agreement.] [For U.K. Employees: In addition, “Cause” shall mean grounds for Summary termination as provided in the Employee’s Employment Agreement and “Good Reason” shall have the meaning given in that certain Restricted Stock Agreement, dated November 16, 2015, between the Employee and the Company.]

instructions or limitations as specified in Section 7 and as may be determined or authorized by the Company as provided therein.  If a certificate evidencing any Restricted Share is requested by the Employee, the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody.

2.                                      Vesting.

(a)                                 So long as (i) the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, or the Employee’s employment is terminated by the Company or an Affiliate other than for Cause or by Employee for Good Reason, and (ii) the Employee is in compliance with the restrictive covenants described in Employee’s Employment Agreement, then the Restricted Shares will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement.  Except as otherwise provided herein, if and when the Employee’s employment with the Company or an Affiliate is terminated by the Company with Cause or by Employee without Good Reason, then the Restricted Shares shall cease vesting and the shares not vested as of the termination date shall be cancelled and returned to the Plan in accordance with Section 4 of this Agreement.  [For U.K. Employees:  Notwithstanding the foregoing, if any unvested Restricted Shares have been cancelled by the Company on the basis that it did not consider Employee’s termination a discharge without Cause or a resignation with Good Reason, but there is subsequently a decision of an employment tribunal or court, which is final and no longer appealable, that the circumstances of Employee’s termination constitute constructive dismissal (a “Constructive Dismissal Determination”), then any Restricted Shares that had been cancelled for that reason shall be reinstated in order that they can then continue to vest in accordance with the terms of this Section 2).]

(b)                                 If the Employee’s employment by the Company or an Affiliate terminates because of the Employee’s death or long-term disability (as defined in the Company’s long-term disability plan, a “Disability”), then the unvested Restricted Shares will immediately and automatically vest in full.

(c)                                  If Employee’s employment by the Company or an Affiliate is terminated by the Company or an Affiliate other than for Cause or is terminated by Employee with Good Reason, then the unvested Restricted Shares will continue to vest as provided for in the Vesting Schedule at the beginning of this Agreement.  [For U.K. Employees: If any unvested Restricted Shares have been cancelled by the Company on the basis that it did not consider Employee’s termination a discharge without Cause or a resignation with Good Reason, but there is subsequently a Constructive Dismissal Determination, then, for the avoidance of doubt, any Restricted Shares that had been cancelled for that reason shall be reinstated in order that they can then continue to vest in accordance with the terms of this Section 2).]

(d)                                 If the Employee’s employment by the Company or an Affiliate terminates as a result of a Severance Event (as defined in the Company’s Severance Plan, as may be amended from time to time, and as determined in the sole discretion of the Company), then the unvested Restricted Shares will, as set forth in writing in a severance agreement, continue to vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement, so long as the Employee complies with the terms and conditions of the Severance Plan and the applicable severance agreement, including execution of a general release of all claims against the Company and any designated Affiliates and their respective agents, on a form provided by the Company for this purpose and within the timeframe designated by the Company, that becomes effective and enforceable.

(e)                                  Notwithstanding any other provisions of this Agreement to the contrary, the Committee may in its sole discretion, declare at any time that the Restricted Shares, or any portion thereof, shall vest immediately or, to the extent they otherwise would be cancelled and returned to the Plan pursuant to the terms of this Agreement, shall vest in the numbers and on such dates as are determined by the Committee to be in the interests of the Company as determined by the Committee in its sole discretion.

3.                                      Effect of Vesting.  Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to cancellation and return to the Plan as provided in Section 4 of this Agreement.

4.                                      Cancellation and Return of Unvested Restricted Shares to the Plan.  If (a) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares (except as permitted by Section 1(b) of this Agreement) or the Restricted Shares become subject to attachment or any similar involuntary process in violation of this Agreement, (b) the Employee’s employment with the Company or an Affiliate terminates under any circumstances not covered by Sections 2(b)-(d) of this Agreement, including without limitation because Employee’s employment with the Company or an Affiliate terminates for Cause or is terminated by Employee without Good Reason, (c) the Employee’s employment with the Company or an Affiliate terminates under the circumstances covered by Section 2(d) of this Agreement and either (i) the conditions or restrictions of Section 2(d) are not satisfied or (ii) the conditions or restrictions of Section 2(d) are satisfied but the Employee subsequently violates any of them, or (d) if Employee violates any of the restrictive covenants set forth in Employee’s Employment Agreement, then any Restricted Shares that have not previously vested shall cease to vest and shall be cancelled immediately and returned to the Plan (or, in the case of Restricted Shares that have not yet been issued, such Restricted Shares will not be issued), the Employee shall thereafter have no right, title or interest whatsoever in such unvested Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so cancelled, the Employee shall immediately return to the Company any and all certificates representing Restricted Shares so cancelled.  Additionally, the Employee will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing such cancelled Restricted Shares returned to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so cancelled and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Employee (or a new stock certificate to be issued, if requested by the Employee) evidencing any Restricted Shares that vested prior to cancellation of unvested Restricted Shares under this Section 4.  If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so cancelled.

5.                                      Stockholder Rights.  As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a stockholder of the Company (including voting rights) with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.

6.                                      Tax Withholding.  [For U.S. Employees: The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares .][For U.K. Employees: The parties hereto recognize that the Company or an Affiliate may be obligated to withhold income taxes, National Insurance Contributions (NICs), or other applicable taxes upon the vesting of the Restricted Shares, or such earlier time as may be required by law.]  The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. Notwithstanding the preceding sentence, in the event and to the extent that the Company or an Affiliate is required to withhold for any taxes upon the vesting of the Restricted Shares then the Employee may, to the extent permitted by applicable law, satisfy the obligation for the payment of such taxes by directing the Company to retain Restricted Shares otherwise deliverable under this Agreement (up to the Employee’s minimum required tax withholding rate) based upon the then trading market value of such shares. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

7.                                      Restrictive Legends and Stop-Transfer Orders.

(a)                                 Legends.  Prior to the vesting of the Restricted Shares, the book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)                                 Stop-Transfer Notices.  The Employee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)                                  Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

8.                                      Interpretation of This Agreement.  All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

9.                                      No Promise of Future Awards or Continued Employment.  The Employee acknowledges that this Agreement awards restricted stock to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Employee or otherwise continue the participation of the Employee under the Plan.  This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment at will, and otherwise deal with the Employee without regard to this Agreement.

10.                               Binding Effect.  This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Employee, and on the Company and its successors and assigns.

11.                               Agreement to Arbitrate.  The Company and the Employee each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or cancellation of Restricted Shares) shall be settled by arbitration before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Accordingly, the Company and the Employee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes.  [Notwithstanding the preceding, this Section 11 will not apply to any dispute, claim or controversy arising out of or relating directly or indirectly to (i) that certain Restricted Stock Agreement, dated November 16, 2015, between the Employee and the Company, (ii) the Simmons Securities Purchase Agreement, or (iii) that certain Owner Support Agreement, dated November 16, 2015, by and among the Employee, Piper Jaffray & Co., and Simmons & Company International.](1)

12.                               Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).

13.                               Termination; Modification.  In the event that any one or more provisions of this Agreement shall for any reason be held to be unenforceable, invalid or illegal for any reason, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties hereto and yet be valid and enforceable under the applicable law as it shall then exist.  If any such provision held to be unenforceable, invalid or illegal cannot be so construed or modified, then this Agreement shall terminate in its entirety, and at the time of such termination, vesting of the Restricted Shares that

(1)  Note: To be omitted for any Employee that is not a Holder.

are the subject of this Agreement shall cease immediately and automatically and the unvested Restricted Shares shall be cancelled and returned to the Plan in accordance with Section 4 above.

14.                               Entire Agreement.  This Agreement, the Plan and the Employee’s Employment Agreement set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and the administration of the Plan, and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Shares and the administration of the Plan.

15.                               Amendment and Waiver.  Except as provided in the Plan, this Agreement may be amended modified, or canceled only by a written instrument executed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

16.                               Acknowledgment of Receipt of Copy.  By execution hereof, the Employee acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

17.                               Acknowledgment of Voluntary Election; Fairness. By executing this Agreement, the Employee acknowledges his or her voluntary election to receive and accept the Restricted Shares subject to all of the terms and conditions set forth in this Agreement, and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the Restricted Shares shall cease to vest and shall be cancelled and returned to the Plan. Employee further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the award of Restricted Shares is being made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

EMPLOYEE

[•]

Employment-Related Retention Restricted Stock Agreement	Signature Page

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

PIPER JAFFRAY COMPANIES

By
Its

Employment-Related Retention Restricted Stock Agreement	Signature Page